Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements: Form S-3 No. 333-205055 and Form S-8 No. 333-205068 pertaining to the Equity Commonwealth 2015 Omnibus Incentive Plan; of our reports dated February 16, 2017, with respect to the consolidated financial statements and schedules of Equity Commonwealth and the effectiveness of internal control over financial reporting of Equity Commonwealth included in this Annual Report (Form10-K) of Equity Commonwealth for the year ended December 31, 2016.

/s/ Ernst & Young LLP
Chicago, Illinois

February 16, 2017